Exhibit 10.27.2

ACTION OF THE SENIOR HUMAN RESOURCES OFFICER

Pursuant to the authority granted by the Personnel and Compensation Committee of the Board of Directors of Citigroup Inc. (“Citigroup”), the Senior Human Resources Officer of Citigroup authorizes the following amendment to be made to Section 12 of the Citigroup Inc. Management Committee Long-Term Incentive Plan (“MCLTIP”) Award Agreement to permit the payment of vested awards under the MCLTIP that would never be deductible by Citigroup Inc. under Section 162(m) of the Internal Revenue Code as a result of the Emergency Economic Stabilization Act of 2008:

12. Section 162(m)/EESA Compliance.

(a) The Award is intended to comply with section 409A of the Code and shall be interpreted accordingly. If, prior to payment, the Company anticipates that the payment of the Award would be non-deductible, in whole or in part, by reason of section 162(m) of the Code, the payment of the Award, and all other payments scheduled to be made to Participant that could be delayed by reason of Treas. Reg. 1.409A-2(b)(7)(i) (e.g., any 2010 vesting of CAP deferred shares), shall be deferred until the Company’s first taxable year in which the Company reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be barred, in whole or in part, by application of section 162(m) of the Code. During such deferral period and any additional deferral period pursuant to Section 12(b):

(i) Participant will not be entitled to interest or any compensation for any loss in market value or otherwise which occurs during such period; and

(ii) Participant shall be entitled to a dollar amount equal to the dollar amount of any cash dividends that would have been paid to Participant on his or her vested Award shares but for such deferral period. Any dividend equivalents that accrue during such deferral period shall be invested in a notional investment option to be determined by the Committee (or its delegates) in its sole discretion. An account shall be maintained on the books and records of the Company (an “Account”) to record the dividend equivalents earned by Participant during such deferral period, and the subsequent notional investment performance thereof. Participant’s Account shall be periodically adjusted to reflect the equivalent of the earnings, gains and losses that the Account would have experienced had the Account actually been invested in the investment option designated by the Committee (or its delegates). Participant shall be entitled to a cash payment equal to the balance of his or her Account upon the expiration of the deferral period.

(b) If payments cease to be non-deductible as described in Section 12(a) on Participant’s Termination Date and Participant is a “specified employee”

(within the meaning of Treas. Reg. 1.409A-1(i)(1)) as of such Termination Date, any payment to Participant of all or any portion of his or her Award (including any amount owed to Participant pursuant to Section 12(a)(ii)) will not be made until the date which is six months from Participant’s Termination Date or, if earlier, the date of Participant’s death.

(c) Notwithstanding any provision of this Section 12 to the contrary, if a payment would never be deductible to the Company, as a result of section 162(m)(5) of the Code or the Company’s agreement to not deduct such payment due to its participation in the TARP Capital Purchase Program provision of the Emergency Economic Stabilization Act of 2008, such payment, and all other payments scheduled to be made to Participant that could be delayed by reason of Treas. Reg. 1.409A-2(b)(7)(i), will be made as originally scheduled without regard to this Section 12.

APPROVED:

/s/ Paul McKinnon
Date: December 23, 2008
Paul McKinnon
Global Head of Human Resources
Senior Human Resources Officer of Citigroup Inc.